Exhibit 99.1

Material Sciences Corporation
2200 East Pratt Blvd.
Elk Grove Village, IL 60007
847-439-2210

COMPANY CONTACT:	MEDIA CONTACT:
James M. Froisland	Lynne A. Franklin
Senior Vice President, Chief Financial Officer,	Wordsmith
Chief Information Officer and Corporate Secretary	847-729-5716
847-718-8020

Material Sciences Corporation

Announces Planned Listing Change

ELK GROVE VILLAGE, Ill., March 19, 2009 – Material Sciences Corporation (NYSE: MSC), a leading provider of material-based solutions for acoustical and coated applications, announced that earlier today it received a written notice from NYSE Regulation, Inc. that trading of MSC’s common stock would be suspended before the New York Stock Exchange (NYSE) opens on March 25, 2009.

The NYSE took this action because MSC does not comply with NYSE’s continued listing standard currently requiring a company with listed common stock to maintain an average global market capitalization of not less than $15 million over a consecutive 30 trading-day period.

MSC expects that its common stock will begin trading on the OTC Bulletin Board (OTCBB) on March 25, 2009, so that there will be no interruption in investors’ ability to buy and sell shares. This transition to the over-the-counter markets does not affect the company’s business operations and will not change its obligation to file periodic and other reports with the Securities and Exchange Commission under applicable federal securities laws.

“It is important for our shareholders to understand that although we are changing trading markets, nothing about the shares themselves has changed,” said Clifford D. Nastas, chief executive officer. “Shareholders will remain the registered owners of the securities and will still be able to trade them.”

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated applications. MSC uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems.

Additional information about Material Sciences is available at www.matsci.com.

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